Exhibit 5

     KILPATRICK STOCKTON LLP                           Attorneys at Law
                                                             Suite 2800
                                                  1100 Peachtree Street
                                           Atlanta, Georgia  30309-4530
                                                Telephone: 404.815.6500
                                                Facsimile: 404.815.6555
                                            Web site:  www.kilstock.com

May 6, 1999


Industrial Distribution Group, Inc.
950 E. Paces Ferry Road
Suite 1575
Atlanta, Georgia  30326


     Re:  Form S-8 Registration Statement


Gentlemen:


     We have acted as counsel for Industrial Distribution Group, Inc., a Delaware corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company's Management Incentive Program (the "Plan") and the proposed award of up to 250,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant thereto.


     In such capacity, we have examined certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock as we have deemed relevant under the circumstances.


     Based on and subject to the foregoing, it is our opinion that the Plan and the proposed award thereunder of up to 250,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

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     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.


                              KILPATRICK STOCKTON LLP


                              By:  /s/ Jan M. Davidson
                              Jan M. Davidson, a partner